Exhibit 10.3

PIONEER DRILLING COMPANY

EMPLOYEE RELOCATION POLICY

EXECUTIVE OFFICERS - PACKAGE “A”

PIONEER DRILLING COMPANY

RELOCATION POLICY - PACKAGE “A”

1.0	FORWARD

1.1 Administration. This policy is administered by the Human Resources Department. All questions and requests for information and services should be directed there. This policy is subject to revision or revocation by Pioneer Drilling Company (the “Company”), in it’s sole discretion, with or without advance notice, and is not to be construed as conferring any contractual right or constituting or becoming a part of any employment contract.

1.2 Application. The benefits of this program may be applied to (i) new or transferring employees participating in the bonus and long term incentive plans as a Level I or Level II employee, (ii) when the relocation is at the request of the Company, (iii) who are recommended for participation by an Executive Officer, and (iv) are approved by the Compensation Committee of the Company. This policy applies only to those relocations and transfers of more than 50 miles.

1.3 Authorization to Relocate. A corporate relocation will become effective upon the approval of the CFO or CEO following a request by the Human Resources Department to approve the application of this policy to an Executive Officer. This authorization shall entitle the employee to all the benefits of this policy.

1.4 Family Eligibility. This Relocation Policy will apply to all immediate family members, or parents, who permanently reside within the same household when the formal request to transfer is received by the employee.

1.5 Duration of Benefits. The relocation benefits related to a move, unless otherwise stated, continue for an employee and family for up to six months following the date of transfer.

1.6 Exceptions or Special Requests. Any exceptions to, or deviations from, this policy must be requested in writing to the Human Resources Department and shall be granted only upon recommendation of an Executive Officer and, if material, final approval by the Compensation Committee.

2.0	YOUR PERSONAL RELOCATION EXPENSES

2.1 Househunting Trips. The Company will reimburse you for reasonable travel, lodging, and meal expenses incurred by you and your family during house hunting in the new location, up to a maximum of three trips not exceeding a total of twenty days in the aggregate.

2.2 Closing Costs. The Company shall pay directly for certain closing costs you incur on the sale of the home you owned at your former location and the purchase of your new home when the sale and purchase occur within one year from the effective date of transfer.

(a) Real Estate Commission fees

(b) Closing Costs

(c) Appraisal Fee

(d) Credit Report

(e) Inspection costs

(g) Lender fees

(h) Loan Origination fee

(i) Title charges

(j) Recording and transfer fees

(k) Other lender/inspection fees

(l) Settlement fees

(m) Survey fees

(n) Escrow fees

2.3 Final Move. The Company will reimburse you for reasonable travel, lodging, and meal expenses, as further described in this section, which you and your family incur during your final move to the new location.

2.4 Temporary Living.

(a) In the event that you are required to be in the new location but are unable to move into your new home, the Company, at its expense, will place you and your family in fully equipped and furnished temporary living quarters. The Company will reimburse covered lodging and meal expenses for a period not to exceed 60 days. Furniture storage will be covered up to a 6 month period, or that period less than 6 months you reside in temporary living quarters and/or interim housing while searching for or waiting to move in your permanent residence.

(b) Covered expenses are those that result from maintaining two separate living arrangements or expenses resulting from short-term lodging expenses for the family. Expenses that you would have incurred regardless of the temporary living situation will not be reimbursed, for example, personal items, personal phone calls, commuting costs, etc. Also, normal household expenses such as family groceries and regular laundry expenses are not included if you and your family are in temporary quarters.

2.5 Reimbursable Expense Definitions.

(a) Travel:

1. If you drive to your new location or use your automobile during your house hunting trip(s), mileage will be reimbursed to you at the current mileage rate allowed for Company business. You must take the most direct route to receive reimbursement. The approved mileage amount is based on mileage charts utilized by rental firms.

2. Air travel will be reimbursed with receipts based on the Company’s then-current airfare reimbursement policy for business travel.

3. Train, bus, and taxi actual costs will be reimbursed with receipts.

4. Automobile rental will be reimbursed during house hunting trips and during periods of employment prior to relocation of or purchase of your vehicle, with receipts.

5. The transportation costs for home visits will be reimbursed with proper documentation, up to a maximum of five trips during your temporary living period.

(b) Lodging and Meals:

Subject to the provisions of paragraph 2.4, the Company will reimburse you for reasonable lodging and meal expense for you and your family during house hunting, final move and temporary living periods (unless the temporary living quarters provide fully equipped cooking facilities). Actual costs need to be itemized and receipts provided.

2.6 Claiming Reimbursement.

(a) All personal relocation expenses must be submitted on an Expense Statement within 90 days of the date on which they are incurred. These statements must be signed by you, reviewed by the Human Resources Department and approved by the CFO, or if the relocating employee is the CFO, the CEO.

(b) Your full address, including zip code, of the location to which the check should be delivered to must be shown. Receipts or credit card slips must be attached for all expenses incurred.

(c) Any expense statement not submitted in accordance with these rules shall be returned for correction before they are paid.

(d) The intent of reimbursing living expenses is to help you avoid the expenses associated with maintaining two households, or the burden of expenses related to short-term accommodations for the family in the new location and while you sell your home. It is expected that you will exercise the same judgment in committing the Company’s funds as you would your own.

3.0	MOVEMENT OF HOUSEHOLD GOODS

3.1 Moving Company. You must obtain bids from at least two moving companies. Such bids must include a description of the charges to be incurred, the timing of the move and the insurance carried by the moving company. The Company, after consulting with you, will designate the moving company and arrange for the shipment of your household goods.

3.2 Covered Moving Costs. The Company will provide for the packing, unpacking, and shipment of your household goods, with the following exceptions (additional restrictions may be imposed by carrier):

(a) Recreational motor vehicles/boat/etc that can be driven or towed;

(b) Hazardous or flammable items;

(c) Livestock;

(d) Storage buildings;

(e) Utility trailers;

(f) Patio slate, cement, sod, railroad ties, lumber or other building materials;

(g) Firewood, fertilizer, shrubbery or household plants;

(h) Frozen food; and

(i) Art collections, jewelry, antiques and other such items requiring specialized packing or shipping.

3.3 Shipping or Driving. The Company will provide for the shipment of not more than two automobiles shipped by commercial carriers. If you elect to drive rather than ship your cars, the Company will reimburse you at the current mileage rate used for Company business.

3.4 Appliance Service. The cost for de-installation and installation of major appliances will be paid, provided these appliances existed at your old residence.

3.5 Transportation of Pets. Transportation of up to two household pets will be provided. Unusual fees related to the care and/or transportation of pets are not included.

3.6 Insurance. The Company provides replacement cost insurance on all shipments of household goods over the amount provided by the moving company. If you have property of high value (intrinsic or sentimental) such as antiques, paintings, sculptures, etc., you will incur the expenses related to making special arrangements for their transportation and insurance.

3.7 Inventories. When your furniture is loaded and unloaded by the mover, you must sign the inventory, bill of lading and packing and unpacking certificates which have been prepared by the moving company. You should be certain that the conditions or exceptions listed on the inventory represent the condition of your household goods.

3.8 Filing a Claim. If there is damage to your goods and you wish to file a claim, request a claim form from the moving company and return it to the address they give you. It is important that you file claims within the nine month deadline. If you have any questions or problems, contact the Human Resources Department.

3.9 Truck or Trailer Rental. If you decide to move with a rented truck or trailer, the actual costs for rental and packing materials will be reimbursed. See 2.6 for claiming reimbursement.

3.10 Lease Breakage Fee. Should you rent your home rather than own, the Company will reimburse your for up to three months rent to cover any lease breakage fee you may incur.

3.11 Household Goods Transportation Expenses. The Company will pay the carrier for all costs related to the relocation of your household goods

3.12 Other Miscellaneous Expenses. Any other miscellaneous expenses will be covered by way of a moving allowance which will equal one times your new monthly base pay. This amount is intended to cover any other expenses you may incur but are not reimbursable by this policy.

4.0	SALE OF HOME.

4.1 Sale of Home Program. In order to be eligible for the Sale of Home Program, you must opt-in to this program in advance of the listing of your primary residence by informing the Human Resources Director in writing of your intent to participate in this option. Homes over $2 million require approval of both the CFO and the CEO to opt-in to this program. The Company will employ an appropriate relocation firm to administer this program. The requirements are as follows.

(a) You must list for sale and market your home with a qualified real estate professional employed with a reputable and well-known company in the location of your home in order to be eligible to receive reimbursement for costs incurred related to the purchase of your new home.

(b) The list price of the home must not be more than the lesser of 107.5% of the Appraised Value of the home, or $50,000 higher than the Appraised Value of the home. “Appraised Value” will be determined by calculating the following: the average of (1) the appraised value of the home as determined by a qualified and reputable appraisal firm chosen by the employee prior to listing of your home (“Appraisal One”) and (2) the appraised value of the home as determined by a qualified and reputable appraisal firm chosen by the Company prior to listing your home (“Appraisal Two”). Should the Appraisal One and Appraisal Two differ by more than five percent, the Company will obtain a third appraisal from a mutually agreeable appraiser and all three appraisals will be averaged for the determination of Appraised Value. The Company may, in its discretion, disregard an appraisal and obtain a replacement appraisal should there be a discrepancy amongst the three appraisals greater than 5% that appears unusual.

(c) Should you receive an offer of any amount, you must consult with the CFO (or CEO if the CFO is the employee to which this policy is being applied) and Human Resources Director to discuss whether such offer should be accepted. If the offer is for less than the Appraised Value, the Company, at its option, may require you to accept the offer, in which case the Company will pay you the difference between the offer and the Appraised Value. Should you receive an offer equal to or greater than Appraised Value, you must accept this offer or waive any rights to reimbursement or other compensation under this Section 4.0 unless you receive written approval by the CFO (or the CEO should the CFO be the employee to which this policy is being applied) to reject such offer. The reason for the rejection must be reasonable and documented.

(d) If, after a period of 180 days (and provided your home is reasonably priced as discussed in item 4.1(b) above and you have not rejected an offer without the approval described in item 4.1(c) above) your home fails to sell, the Company will purchase your home for the Appraised Value.

(e) If, within the 180 day period following the date you listed your home for sale (and provided your house is not under contract or has not yet sold), the Company requests you relocate for any reason or you suffer an Involuntary Termination as defined in the Executive Severance Plan under which you have been accepted as a Participant, the Company will, at the Employee’s request, waive any time remainder of the 180 day period and cause the relocation firm to purchase your home immediately as provided in item 4.1(d) above. If your contract is under contract and that contract fail to close, should there be any time remaining of the 180 day period, the Company will waive the remainder of the 180 day period and cause the relocation firm to purchase your home immediately as provided in item 4.1(d) above.

5.0	TAX REGULATIONS

5.1 Tax Regulations.

(a) All items reimbursed under this policy will be reported as required under the applicable federal and state income tax statutes. Some items will be considered taxable and some non-taxable to you and some items may be deductible on your personal federal and state income tax returns. Any tax incurred for employment taxes or on your personal federal and state income tax returns related to any moving expenses provided in this policy will be grossed up by the Company and covered in full.

(b) The Company’s substantiation policy requires you to provide the Company with receipts and other third-party verification sufficient to determine the tax treatment with respect to the Company, and it’s impact on forms provided to you by the Company, including without limitation, your form W-2. This policy applies whether the Company pays the expense directly or reimburses you or you pay the expense from any allowance the Company may give you. You must submit this documentation by the 90th day after you incur the expense.

6.0	TERMINATION OF EMPLOYMENT

6.1 Repayment Requirement. Should you voluntarily terminate your employment for any reason other than Good Reason as defined in the Executive Severance Plan within twelve months of the date of your transfer, you will be required to reimburse the Company for all relocation expenses paid to you or on your behalf under this Policy. If the Company terminates you with or without cause, no reimbursement is required.